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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             WASTE CONNECTIONS, INC.


               Waste Connections, Inc., a Corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

               1. The name of the Corporation is Waste Connections, Inc., and the original Certificate of Incorporation (the "Original Certificate") of the Corporation was filed with the Secretary of State of the State of Delaware on September 9, 1997.

               2. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

               3. The terms and provisions of this Amended and Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

               4. The text of the Original Certificate is hereby restated and further amended to read in its entirety as follows:


                                    ARTICLE I

               The name of this Corporation is Waste Connections, Inc.

                                   ARTICLE II

               The address of the registered office of this Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware, 19805. The Partnership's registered agent at that address is Corporation Service Company.

                                   ARTICLE III

               The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

               This Corporation is to have perpetual existence.



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                                    ARTICLE V

               A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The amount of the total authorized capital stock of the Corporation is 60,000,000 shares, divided into (a) 50,000,000 shares of Common Stock, par value $0.01 per share, and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

               B. The Preferred Stock may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

               The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

               C. 2,500,000 shares of Preferred Stock are designated the Series A Preferred Stock, $0.01 par value (the "Series A Preferred Stock"), of this Corporation, with the following powers, designations, preferences and other special rights:

        1. Dividend Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock



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or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.098 per share of Series A Preferred Stock (as adjusted for any stock dividends, splits or combinations with respect to such shares) per annum, payable quarterly when, as and if declared by the Board of Directors on the last day of each calendar quarter beginning December 31, 1997. Such dividends shall accrue on each share from September 30, 1997, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Series A Preferred Stock shall not bear interest. Cumulative dividends with respect to a share of Series A Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, subject to the rights of series of Preferred Stock which may from time to time come into existence, be converted into additional shares of Common Stock on the same terms as Series A Preferred Stock is convertible into Common Stock, based upon the Conversion Price (as defined below) at the time of such conversion.

        Unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (A) no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock and (B) no shares of Common Stock shall be purchased, redeemed, or acquired by this Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for this Corporation or any wholly-owned subsidiary (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive stock purchase agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

        2.     Liquidation Preference.

               a. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (a "Liquidation"), subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.80 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), (ii) an amount equal to accrued but unpaid dividends on such share ("Accrued Dividends"), and
(iii) if a Liquidation occurs prior to October 1, 1998, $1.40 for each outstanding share of Series A Preferred Stock or, if a Liquidation occurs on or after October 1, 1998, an amount necessary to provide the holder of such share an internal rate of return of 50% (such amounts in clauses (ii) and (iii) being referred



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to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

               b. Upon the completion of the distribution required by subparagraph (a) of this Section C.2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in this Corporation, the holders of the Common Stock and the Series A Preferred Stock of this Corporation, shall receive all of the remaining assets of this Corporation as if the Series A Preferred Stock had been converted to Common Stock immediately prior to the distribution of such remaining assets.

               c. For purposes of this Section C.2, a Liquidation of this Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of this Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of this Corporation); (B) a sale of all or substantially all of the assets of this Corporation; or (C) sale of the outstanding stock of this Corporation by its stockholders unless this Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for this Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                      (1) In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                             (a)    Securities not subject to investment letter
or other similar restrictions on free marketability:

                                    i)      If traded on a securities exchange
or through The NASDAQ Stock Market, Inc., the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                    ii)     If actively traded over-the-counter,
the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                                    iii) If there is no active public market,
the value shall be the fair market value thereof, as mutually determined by this Corporation and the holders of



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at least a majority of the voting power of the then outstanding shares of Common
Stock and of such Preferred Stock.

                             (b) The method of valuation of securities subject
to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (a) (i), (ii) or (iii) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of each of all then outstanding shares of Common Stock and of such Preferred Stock.

                      (2) In the event the requirements of this subsection C.2(c) are not complied with, this Corporation shall forthwith either:

                             (a)    cause such closing to be postponed until
such time as the requirements of this Section C.2 have been complied with; or

                             (b) cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection C.2.c.(3) hereof.

                      (3) This Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section C.2, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

        3.     Redemption.

               a. Subject to the rights of series of Preferred Stock which may from time to time come into existence, to statutory limitation on the right of this Corporation to repurchase its own stock and to any limitation imposed by this Corporation's bank or other institutional lenders to repurchase or redeem shares of its stock, at any time after April 1, 1999 and before October 1, 1999, at the individual option of each holder of shares of Series A Preferred Stock this Corporation shall redeem, from any source of funds legally available therefor, within 30 days after the date this Corporation receives a request for redemption, (each a "Series A Redemption Date"), the number of shares of Series A Preferred Stock held by such holder that



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is specified in a request for redemption delivered to this Corporation by the holder on or prior to October 1, 1999, by paying in cash therefor: (i) $4.20 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus (ii) an amount equal to Accrued Dividends on such share (the "Series A Redemption Price").

               b. As used herein and in subsection C.3.c below, the term "Redemption Date" shall refer to each "Series A Redemption Date" and the term "Redemption Price" shall refer to each "Series A Redemption Price." Subject to the rights of series of Preferred Stock which may from time to time come into existence, at least ten (10) but no more than twenty (20) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, confirming the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection C.3.c on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               c. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of this Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, this Corporation shall use reasonable efforts to sell additional shares of capital stock but this Corporation shall be under no obligation to incur debt or sell assets to effect any such redemption. Those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which this Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.



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        4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               a. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into: (i) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; plus (ii) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Accrued Dividends attributable to such share of Series A Preferred Stock as of such date by the Conversion Price as of such date. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection C.4.d.

               b. Automatic Conversion. Each share of Series A Preferred Stock and any Accrued Dividends attributable to such share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the earlier of (i) except as provided below in subsection C.4.c, this Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $5.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and $5,000,000 in the aggregate (an "IPO") or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

               c. Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion



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of the Series A Preferred Stock shall not be deemed to have converted such
Series A Preferred Stock until immediately prior to the closing of such sale of securities.

               d. Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                      (1) (a) If this Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional Stock (as defined below in Section C.4.d.(2)) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this paragraph (1)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (not including shares excluded from the definition of Additional Stock by Section C.4.d.(2)(b)) plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (not including shares excluded from the definition of Additional Stock by subsection C.4.d.(2)(b)) plus the number of shares of such Additional Stock.

                             (b)    No adjustment of the Conversion Price for
the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections C.4.d.(1)(e)(iii) and C.4.d.(1)(e)(iv), no adjustment of such Conversion Price pursuant to this subsection C.4.d.(1)(b) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                             (c) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                             (d)    In the case of the issuance of the Common
Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                             (e) In the case of the issuance (whether before, on
or after the applicable Purchase Date) of options, warrants or other rights to purchase or subscribe for



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Common Stock, securities by their terms convertible into or exchangeable for
Common Stock or options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection C.4.d.(1) and subsection C.4.d.(2):

                                    i)      The aggregate maximum number of
               shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options, warrants, or other rights to purchase or subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants or other rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections C.4.d.(1)(c) and C.4.d.(1)(a)), if any, received by this Corporation upon the issuance of such options, warrants or other rights plus the minimum exercise price provided in such options, warrants or other rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                    ii)     The aggregate maximum number of
               shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants, or other rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise in full of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in subsections C.4.d.(1)(c) and C.4.d.(1)(a)).

                                    iii) In the event of any change in the
               number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options, warrants or other rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, warrants, or other rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such



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               consideration upon the exercise of any such options, warrants or other rights or the conversion or exchange of such securities.

                                    iv)     Upon the expiration of any such
               options, warrants or other rights, the termination of any such rights to convert or exchange or the expiration of any options, warrants or other rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, warrants or other rights or securities or options, warrants or other rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options, warrants or other rights, upon the conversion or exchange of such securities or upon the exercise of the options, warrants or other rights related to such securities.

                                    v)      The number of shares of Common Stock
               deemed issued and the consideration deemed paid therefor pursuant to subsections C.4.d.(1)(e)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection C.4.d.(1)(e)(iii) or (iv).

                      (2) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection C.4.d.(1)(e)) by this Corporation after the Purchase Date other than

                             (a) shares of Common Stock issued or issuable upon
               exercise of Warrants to purchase up to 4% of this Corporation's outstanding stock and granted to Imperial Bank on or about the Purchase Date,

                             (b) shares of Common Stock issued or issuable i) in
               a public offering before or in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock or ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering.

                      (3) In the event this Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares



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of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4.d.(1)(e).

                      (4) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the outstanding shares of Common Stock as a result of such combination.

               e. Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection C.4.d.(3), then, in each such case for the purpose of this subsection C.4.e., the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

               f. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section C.4 or Section C.2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C.4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section C.4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               g. No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all he provisions of this Section C.4 and in the taking of all such action as may bc necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               h.     No Fractional Shares and Certificate as to Adjustments.

                      (1) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                      (2) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section C.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

               i. Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               j. Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and any Premium attributable to such shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and any Premium attributable to such shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock and any Premium attributable to such Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these articles.

               k. Notices. Any notice required by the provisions of this Section
C.4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

               5. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

               6. Protective Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as at least fifty percent (50%) of the originally issued shares of Series A Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class, and Common Stock, voting separately as a class, voting in accordance with Section C.5, except where otherwise required by law:

               a. sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other Corporation (other than a wholly-owned subsidiary Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this Corporation is disposed of; or

               b. alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares; or

               c. increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock; or

               d. authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon Liquidation; or

               e. redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the redemption of Series A Preferred Stock as provided in Section C.3 or to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares on terms approved by the Board of Directors upon the occurrence of certain events, such as the termination of employment; or

               f. effect a reclassification or recapitalization of the outstanding capital stock of this Corporation; or

               g. increase the authorized number of directors of this Corporation beyond nine directors;

               h. amend or repeal any provision of, or add any provision to this Corporation's Certificate of Incorporation or Bylaws to change the rights of the Series A Preferred Stock, or increase or decrease the number of authorized shares of stock of this Corporation; or

               i. create any bonds, notes or other obligations convertible into, exchangeable for or having option rights to purchase shares of stock with any preference or priority as to dividends or assets superior to or on a parity with that of the Preferred.

               7. Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section
C.3 or Section C.4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by this Corporation. The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation's authorized capital stock.

                                   ARTICLE VI

               In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE VII

               Notwithstanding any other provision contained in this Amended and Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article VII and Articles VIII, IX, X and XI of this Amended and Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 66-2/3% of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors; provided, however, that the provisions of this Article VII shall not apply unless and until the Corporation shall have completed an IPO.

                                  ARTICLE VIII

               The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the "Board"). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

               A. Number of Directors. The number of directors comprising the entire Board shall, at the time of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), be the number of directors then in office and shall thereafter, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office provided that in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.

               B. Classes and Terms of Directors. The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors comprising each class (assuming no vacancy in any class) shall be as nearly equal in number as possible based upon the number of directors comprising the entire Board. The Board shall, at or before the first meeting of the Board following the Effective Time, designate the class to which each director then serving shall be a member. The initial term of the directors in Class I shall extend until the first annual meeting of stockholders following the end of the Corporation's fiscal year ending December 31, 1998; the initial term of the directors in Class II shall extend until the first annual meeting of stockholders following the end of the Corporation's fiscal year ending December 31, 1999; and the initial term of the directors in Class III shall extend until the first annual meeting of stockholders following the end of the Corporation's fiscal year ending December 31, 2000. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

               C. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. Subject to the rights of the holder of any class or series of preferred stock then outstanding, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he is a member until the expiration of his current term or his prior death, retirement or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that the number of directors comprising each class (assuming no vacancy in any class) shall be as nearly equal in number as possible based on the number of directors comprising the entire Board. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum.

               D. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and qualified.

               E. Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that the directors or any director may be removed with or without cause, by the affirmative vote of the holders of at least a majority of such voting power, at any time prior to the completion of an IPO.

               F. Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VIII, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article VIII unless expressly provided by such rights and preferences.

               G. Written Ballot Not Required. The election of directors need not be By written ballot unless the By-Laws of the Corporation shall so provide.

                                   ARTICLE IX

               The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

                                    ARTICLE X

               In furtherance and not in limitation of the powers conferred by law or in this Amended and Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than, and unequally to, all other holders in respect of the terms, conditions, provisions and rights of such securities.

                                   ARTICLE XI

               Subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding, (i) stockholders are not permitted to call a special meeting of stockholders or to require the Board or officers of the Corporation to call such a special meeting, (ii) a special meeting of stockholders may only be called by a majority of the Board, by the President or by the Chairman of the Board, (iii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board, and (iv) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing; provided, however, that the provisions of the foregoing clause (iv) shall not apply prior to the completion of an IPO.

                                   ARTICLE XII

               A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this
Article XII, nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article XII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                                  ARTICLE XIII

               Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

               IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this _____ day of March, 1998.


                                   WASTE CONNECTIONS, INC.



                                   By:     _____________________________________
                                           Ronald J. Mittelstaedt, President,
                                           Chief Executive Officer and Chairman